Exhibit 99.1

NEW YORK, March 29, 2023 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, the “Company”, or “we”) today announced financial and operational results for the fourth quarter and full year 2022 and provided an operational update.

Recent Operational and Financial Highlights

•	Fourth quarter 2022 revenue of $23.4 million, net loss of $47.4 million, and non-GAAP adjusted EBITDA of $5.2 million

•	Current liquidity of approximately $8.8 million, comprising $7.7 million in cash plus 39 Bitcoin as of March 28, 2023

•
Current principal amount of debt outstanding of approximately $59.8 million and net debt of approximately $51.0 million (calculated as principal amount of debt outstanding less cash and Bitcoin) as of March 28, 2023

•
Entered into Amended Credit Agreement with WhiteHawk Finance LLC (“WhiteHawk”) and/or its affiliates or designees and the other lenders from time to time party thereto (the “Credit Agreement”) on February 6, 2023, to provide Stronghold with enhanced liquidity and financial flexibility

•
Announced exchange of Amended and Restated 10% Notes (the “Convertible Notes”) for convertible preferred stock on January 3, 2023 (the “Exchange Agreement”), which closed on February 20, 2023, to further reduce debt and improve our liquidity position

•
Signed two-year hosting agreement with Foundry Digital, LLC (“Foundry”) on February 6, 2023 (the “Foundry Hosting Agreement”), which replaces the previously announced temporary hosting agreement entered into on November 7, 2022

•
Realized a benefit of approximately $0.3 million in 2022 (over 60% of which was realized in the fourth quarter) from selling beneficial use ash, a byproduct of the coal-refuse-to-energy process; now expecting to realize a benefit of at least $1 million during 2023, which would be incrementally beneficial in reducing net cost of power

•	Raising hash rate guidance – Stronghold now expects to achieve a hash rate capacity of approximately 4 exahash per second (“EH/s”) by year-end 2023

•	Reiterating expectation of achieving an estimated net cost of power of $45-50 per megawatt hour (“MWh”) in the first quarter of 2023

Management Commentary

“Over the past seven months, we have made significant progress on our previously outlined strategic plan to deleverage, enhance liquidity, improve operational efficiency, and opportunistically rebuild our mining fleet,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “Since the second quarter of 2022, we have announced several agreements to reduce our debt, strengthen our balance sheet, and improve Stronghold’s liquidity position. We anticipated and responded proactively to challenges in our markets while prioritizing liquidity to endure through a challenging environment and are now meaningfully better positioned to take advantage of opportunities that arise in the market.

“Our enhanced liquidity position and improved cost structure give us the flexibility to manage through this down cycle and be opportunistic but disciplined in growing our miner fleet without taking on additional leverage. We are excited to extend our hosting agreement with Foundry. It offers certainty around keeping top-of-the-line miners installed in our wholly owned data center and is a natural pathway to fill a portion of our open miner slots capable of supporting approximately 4 EH/s of miners utilizing our self-generated power.

“On the power side, last quarter, we successfully completed planned outages at our plants for maintenance and repairs and expect to see more consistent and reliable power generation moving forward at both facilities. We continue to believe that we will be able to deliver on our target cost of power of $45 to $50 per MWh in the first quarter of 2023. We believe that our vertical integration and power market optionality provide distinct advantages over our peers. We plan to continue optimizing between grid sales and Bitcoin mining depending on market conditions.”

Liquidity and Capital Resources

As of March 28, 2023, Stronghold’s liquidity was approximately $8.8 million, comprising $7.7 million in cash plus 39 Bitcoin, and the Company had approximately $59.8 million of principal amount of debt outstanding.

On March 28, 2023, the Company entered into a Settlement Agreement (the “B&M Settlement”) with its electrical contractor, Bruce & Merrilees (“B&M”), to eliminate an $11.4 million outstanding payable — Stronghold’s largest payable as of December 31, 2022 — in exchange for a $3.5 million subordinated note and three million penny warrants.

On February 20, 2023, the Company closed its Exchange Agreement, whereby the Convertible Notes were exchanged for convertible preferred stock that is convertible, directly and indirectly, into approximately 58 million shares of Class A common stock. This extinguished approximately $16.9 million of principal amount of debt and approximately $1.0 million of accrued interest.

On February 6, 2023, Stronghold amended its previously announced Credit Agreement to provide for enhanced liquidity and financial flexibility. The Credit Agreement with WhiteHawk was entered into on October 27, 2022, to nearly triple the weighted-average maturity of existing debt from approximately 13 to 36 months, reduce monthly principal payments, and add approximately $21.6 million of cash to the Company’s balance sheet.

On October 26, 2022, Stronghold closed an agreement to eliminate all outstanding debt, approximately $67.4 million of principal, under legacy equipment financing agreements with NYDIG ABL LLC (“NYDIG”) and the Provident Bank (“BankProv”) and consensually returned approximately 26,000 Bitcoin miners to NYDIG and BankProv.

On August 16, 2022, the Company eliminated approximately $11.3 million due under the Convertible Notes by re-striking approximately six million warrants from an exercise price of $2.50 to $0.01.

Stronghold has had no direct exposure to Celsius Network LLC, First Republic Bank, FTX Trading LTD., Signature Bank, Silicon Valley Bank, or Silvergate Capital Corporation and continues to vigilantly manage its exposure to counterparties exposed to the cryptocurrency and technology sectors.

Bitcoin Mining Update

During the fourth quarter of 2022, Stronghold earned 447 Bitcoin through its mining operations, a decline of approximately 21% from the 567 Bitcoin mined during the third quarter of 2022. Fourth quarter 2022 Bitcoin mining operations were negatively impacted by the decrease in the mining fleet associated with the miner return related to NYDIG and BankProv, and the purposeful curtailment of mining operations to sell power periodically when high PJM Interconnection LLC (“PJM”) power prices exceeded Bitcoin mining economics.

Since Stronghold announced its third quarter earnings on November 9, 2022, the Company has received approximately 7,600 additional Bitcoin miners with hash rate capacity of approximately 0.7 EH/s. This includes approximately 6,000 wholly owned miners and approximately 1,600 miners associated with the Foundry Hosting Agreement. Additionally, the Company expects to receive incremental hash rate capacity of approximately 230 petahash per second (“PH/s”) associated with the Equipment Purchase Agreement with MinerVa Semiconductor Corp. (“MinerVa”), dated April 2, 2021 (the “MinerVa Purchase Agreement”); however, these miners have not yet been scheduled for delivery, and no assurances of delivery can be made.

As of March 28, 2023, MinerVa has fulfilled approximately 85% of the order purchased pursuant to the MinerVa Purchase Agreement in the form of cash refunds, MinerVa miners, and other leading third-party-manufactured miners. Additionally, as a result of various operational and engineering efforts, the miners received from MinerVa are now performing largely in line with manufacturer specifications.

On February 6, 2023, Stronghold entered into a two-year hosting agreement with Foundry (the “New Foundry Hosting Agreement”), replacing the previous hosting agreement entered into on November 7, 2022. The New Foundry Hosting Agreement covers the same Bitcoin mining rigs as the prior hosting agreement, representing approximately 4,500 miners with total hash rate capacity of approximately 420 PH/s. Pursuant to the New Foundry Hosting Agreement, Foundry will participate fully in Stronghold’s vertically integrated business model at the Panther Creek power plant (the “Panther Creek Plant”).

After giving effect to recent deliveries, Stronghold’s Bitcoin mining fleet exceeds 29,500 miners with hash rate capacity of approximately 2.6 EH/s as of March 28, 2023. Of these miners, more than 25,000, with hash rate capacity of approximately 2.2 EH/s, are wholly owned and not subject to a profit share component. Assuming receipt of the outstanding MinerVa miners, Stronghold’s hash rate capacity would grow to approximately 2.9 EH/s, and the Company is actively evaluating incremental opportunities, representing over 2.5 EH/s, to fill its remaining data center slots. While no assurances can be made that Stronghold will receive the remaining MinerVa miners or be able to consummate any of these transactions, the Company believes that it will be able to fill its existing 4 EH/s of data center capacity later this year.

Beyond the 4 EH/s of data center capacity at the Scrubgrass power plant (the “Scrubgrass Plant”) and the Panther Creek Plant, Stronghold is currently pursuing the deployment of its 25 megawatt (“MW”) of end-to-end data center equipment that it owns in inventory. This includes 20 proprietary StrongBoxes and the transformers, breakers, and switchgear to support them. The B&M Settlement detailed above is expected to lead to the delivery of the ten 3000-kVA transformers needed to connect an approximately 25 MW site.

Power Update

During the fourth quarter of 2022, Stronghold removed approximately 295,000 tons of coal refuse from the environment and returned approximately 173,000 tons of beneficial use ash to waste coal piles, facilitating the remediation of these sites. Stronghold generated $14.2 million of energy revenue in the fourth quarter, which was up 24% sequentially versus the $11.5 million generated during the third quarter and up 138% year-over-year versus the $6.0 million from the fourth quarter of 2021. Key drivers of the sequential and year-over-year improvements were higher realized power prices as well as more power sold to the grid versus the prior periods. Stronghold generated $0.9 million of capacity revenue during the fourth quarter, which was flat from the third quarter and down 53% year-over-year versus the $1.9 million generated during the fourth quarter of 2021. As previously reported, both plants transitioned from being capacity resources to being energy resources in the PJM market starting in June 2022, which allowed the Company to sell power into the real-time market during the fourth quarter versus being required, as a capacity resource, to sell power into the day-ahead market during prior periods.

As previously disclosed, the fourth quarter was impacted by an extension of the September planned outage at the Scrubgrass Plant into early October, during which time the Company generated no energy revenue but incurred maintenance costs and imported electricity from the PJM grid. The Panther Creek Plant took its full outage in September, and the maintenance went as planned. The Panther Creek Plant returned to service in early October and has performed well, in line with Company expectations for baseload reliability. During the Scrubgrass Plant outage, management undertook a thorough review of plant-level profitability and identified opportunities for immediate cost reductions, including improved fuel purchasing, headcount reductions, parts and inventory procurement, and enhanced maintenance planning. Given seasonally low power prices in October and some additional maintenance objectives, management kept the plant offline while it implemented the cost reduction program. The plant returned to service in late October following the conclusion of the outage, and management has been encouraged by the improved plant performance since the outage, which has confirmed that the plant can run above the expected baseload performance threshold of approximately 80% utilization.

During the fourth quarter of 2022 and early 2023, Stronghold began to realize the benefits of the investments that were made at the Scrubgrass Plant and the Panther Creek Plant. The Company continues to believe that it will achieve an estimated net cost of power of $45-50 per MWh in the first quarter of 2023, which Stronghold believes is advantageous when compared to the all-in cost to procure power for competitors today.

While Stronghold believes that it can generate power at an improving and competitive cost, it is also uniquely positioned to take advantage of importing power from the grid at its plants when power prices fall to low enough levels that it becomes economically advantageous to do so. January and February 2023 were among the warmest months on record, which impacted power demand and led to a material loosening of power markets into March 2023. As a result, Stronghold mined Bitcoin for the majority of the first quarter instead of selling that power to the grid. We have been generating our own power for the majority of 2023; however, over the last five days, we have been able to import power frequently for less than $20 per MWh at the Scrubgrass Plant. Over a period of six hours at the Scrubgrass Plant on March 26, 2023, power prices averaged $13 per MWh, and Stronghold imported power from the grid during this period. If this continues, importing power from the grid would represent upside relative to the cost of generating power.

Forward Twelve-Month Guidance (April 2023 - March 2024)

Assumptions:

Bitcoin mining revenue is based on a hash price, which is measured in dollars per terahash per second (“TH/s”) per day. Hash price represents global Bitcoin mining revenue per TH/s of network hash rate, incorporating both Bitcoin price and network hash rate, and it is calculated as follows: [Bitcoin price] x [number of Bitcoins mined per day (~900)] ÷ [network hash rate (TH/s)]. Stronghold’s guidance is sensitized to the following hash prices: $0.07 per TH/s per day, $0.08 per TH/s per day, $0.09 per TH/s per day, and $0.10 per TH/s per day.

Revenue received for selling electricity to the grid is based on forward prices for the Penelec and Pennsylvania Power & Light zones in PJM, as of March 28, 2023.

Stronghold’s guidance is sensitized to hash rate capacity. All cases assume Stronghold’s current hash rate capacity of approximately 2.6 EH/s through June 2023, and July-to-March hash rate capacity is sensitized to the following hash rate capacities: 3.2 EH/s, 3.6 EH/s, and 4.0 EH/s. The Company assumes miner uptime of 95%, and it assumes hosting commitments, including profit share, in line with current contractual commitments pursuant to existing hosting agreements.

Financial Guidance:

	Hash Price ($ per TH/s per Day)
	$0.07	$0.08	$0.09	$0.10

Revenue ($ in millions)
3.2 EH/s of Stronghold Hash Rate Capacity	$84	$94	$103	$113
3.6 EH/s of Stronghold Hash Rate Capacity	$89	$100	$110	$121
4.0 EH/s of Stronghold Hash Rate Capacity	$94	$106	$117	$129

Adjusted EBITDA ($ in millions) [1]
3.2 EH/s of Stronghold Hash Rate Capacity	$11	$19	$28	$37
3.6 EH/s of Stronghold Hash Rate Capacity	$15	$25	$35	$44
4.0 EH/s of Stronghold Hash Rate Capacity	$19	$30	$41	$52

1 See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA are not available without unreasonable effort.

Fourth Quarter 2022 Financial Results

Revenues in the fourth quarter increased by 38% to $23.4 million compared to $17.0 million in the same quarter a year ago. The increase is primarily attributable to higher energy revenues driven by record high PJM power prices in December.

Operating expenses in the fourth quarter increased by 102% to $63.0 million compared to $31.3 million in the same quarter a year ago. The increase is primarily attributable to impairments on miner assets, impairments on equipment deposits, and higher depreciation and amortization from deploying additional miners and transformers.

Net loss for the fourth quarter of 2022 was $47.4 million compared to a net loss of $17.5 million for the same quarter a year ago.

Non-GAAP adjusted EBITDA for the fourth quarter was $5.2 million, compared to $0.3 million for the same quarter a year ago (see reconciliation of Non-GAAP financial measures).

Net cash used by operating activities in the fourth quarter was $12.5 million compared to a use of $17.5 million in the same quarter a year ago.

Stronghold ended the quarter with approximately $13.4 million of cash and Bitcoin and approximately $74.4 million in debt.

Full Year 2022 Financial Results

Revenues for the full year 2022 increased by 243% to $106.0 million compared to $30.9 million in the prior year period. The increase is primarily attributable to higher energy generation and crypto asset mining revenues.

Operating expenses for the full year 2022 increased by 379% to $253.3 million compared to $52.9 million in the prior year period. The increase is primarily attributable to higher operating costs at the Company’s power assets to facilitate higher and more consistent power generation capacity for energy and cryptocurrency operations, an increase in impairment charge on miner assets and equipment deposits, higher depreciation and amortization from deploying additional miners and transformers, and higher general and administrative costs as Stronghold scales its organizational structure.

Net loss for the full year 2022 was $195.2 million compared to a net loss of $27.3 million in the prior year period.

Adjusted EBITDA for the full year 2022 was $5.2 million compared to a loss of $1.6 million for the prior year period (see reconciliation of Non-GAAP financial measures).

Net cash used by operating activities for the full year 2022 was $27.2 million compared to a use of $5.1 million in the prior year period.

Conference Call

Stronghold will host a conference call today, March 29, 2023, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) with an accompanying presentation to discuss these results. A question-and-answer session will follow management’s presentation.

To participate, a live webcast of the call will be available on the Investor Relations page of the Company’s website at ir.strongholddigitalmining.com. To access the call by phone, please use the following link Stronghold Digital Mining Fourth Quarter and Year End 2022 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code required to join the live call. To ensure you are connected prior to the beginning of the call, please register a minimum of 15 minutes before the start of the call.

A replay will be available on the Company’s Investor Relations website shortly after the event at ir.strongholddigitalmining.com.

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release, including guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our substantial indebtedness and its effect on our results of operations and our financial condition; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to remain listed on a stock exchange and maintain an active trading market; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on March 29, 2022, and our Quarterly Reports on Form 10-Q filed on May 16, 2022, August 18, 2022, and November 10, 2022. Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2022	December 31, 2021

ASSETS:
Cash and cash equivalents	$13,296,703	$31,790,115
Digital currencies	109,827	7,718,221
Digital currencies, restricted	—	2,699,644
Accounts receivable	10,837,126	2,111,855
Due from related parties	73,122	—
Prepaid insurance	4,877,935	6,301,701
Inventory	4,471,657	3,372,254
Other current assets	1,975,300	661,640
Total current assets	35,641,670	54,655,430
Equipment deposits	10,081,307	130,999,398
Property, plant and equipment, net	167,204,681	166,657,155
Land	1,748,440	1,748,440
Road bond	211,958	211,958
Operating lease right-of-use assets	1,719,037	—
Security deposits	348,888	348,888
TOTAL ASSETS	$216,955,981	$354,621,269
LIABILITIES:
Current portion of long-term debt, net of discounts and issuance fees	17,422,546	45,799,651
Current portion of operating lease liabilities	593,063	—
Financed insurance premiums	4,587,935	4,299,721
Forward sale contract	—	7,116,488
Accounts payable	27,540,317	28,650,659
Due to related parties	1,375,049	1,430,660
Accrued liabilities	8,893,248	5,053,957
Total current liabilities	60,412,158	92,351,136
Asset retirement obligation	1,023,524	973,948
Contract liabilities	351,490	187,835
Long-term operating lease liabilities	1,230,001	—
Paycheck Protection Program Loan	—	841,670
Warrant liabilities	2,131,959	—
Long-term debt, net of discounts and issuance fees	57,027,118	18,378,841
Total liabilities	122,176,250	112,733,430
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK:
Common Stock - Class V; $0.0001 par value; 34,560,000 shares authorized and 26,057,600 and 27,057,600 shares issued and outstanding as of December 31, 2022, and 2021, respectively.	11,754,587	301,052,617
Total redeemable common stock	11,754,587	301,052,617
STOCKHOLDERS’ EQUITY (DEFICIT):
Noncontrolling Series A redeemable and convertible preferred stock; $0.0001 par value; $5,000,000 aggregate liquidation value; 0 and 1,152,000 shares issued and outstanding as of December 31, 2022, and 2021, respectively.	—	37,670,161
Common Stock – Class A; $0.0001 par value; 685,440,000 shares authorized; 31,710,217 and 20,016,067 shares issued and outstanding as of December 31, 2022, and 2021, respectively.	3,171	2,002
Accumulated deficits	(240,443,302)	(338,709,688)
Additional paid-in capital	323,465,275	241,872,747
Total stockholders’ equity (deficit)	83,025,144	(59,164,778)
Total redeemable common stock and stockholders’ equity (deficit)	94,779,731	241,887,839
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$216,955,981	$354,621,269

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended,		Twelve months ended,
	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021

OPERATING REVENUES:
Cryptocurrency mining	$8,048,141	$8,593,155	$58,763,565	$12,494,581
Energy	14,247,688	5,995,244	41,194,237	11,870,817
Capacity	878,610	1,886,645	5,469,648	4,238,921
Cryptocurrency hosting	177,545	555,247	459,872	2,297,489
Other	53,839	(21,468)	145,780	13,329
Total operating revenues	23,405,823	17,008,823	106,033,102	30,915,137
OPERATING EXPENSES:
Fuel	2,348,457	6,678,522	28,780,110	13,143,076
Operations and maintenance	9,581,012	9,452,590	57,030,189	15,492,763
General and administrative	11,612,519	8,577,949	44,460,810	14,955,626
Impairments on digital currencies	162,792	1,403,988	8,339,660	1,870,274
Impairments on equipment deposits	5,120,000	—	17,348,742	—
Impairments on miner assets	24,083,112	—	40,683,112	—
Realized gain on sale of digital currencies	(165,714)	—	(1,102,220)	(149,858)
Loss on disposal of fixed assets	279,722	—	2,511,262	—
Realized loss on sale of miner assets	—	—	8,012,248	—
Depreciation and amortization	10,001,218	5,144,172	47,235,344	7,607,721
Total operating expenses	63,023,118	31,257,221	253,299,257	52,919,602
NET OPERATING LOSS	(39,617,295)	(14,248,398)	(147,266,155)	(22,004,465)
OTHER INCOME (EXPENSE):
Interest expense	(3,097,706)	(2,027,904)	(13,911,008)	(4,622,655)
Loss on debt extinguishment	(7,661,682)	—	(40,517,707)	—
Gain on extinguishment of PPP loan	—	—	841,670	638,800
Changes in fair value of warrant liabilities	2,924,106	(1,045,311)	4,226,171	(1,143,809)
Realized gain on sale of derivative contract	—	—	90,953	—
Changes in fair value of forward sale derivative	—	(116,488)	3,435,639	(116,488)
Changes in fair value of convertible note	—	—	(2,167,500)	—
Other	45,970	(55,233)	95,970	(6,712)
Total other income (expense)	(7,789,312)	(3,244,936)	(47,905,812)	(5,250,864)
NET LOSS	$(47,406,607)	$(17,493,334)	$(195,171,967)	$(27,255,329)
NET LOSS attributable to predecessor (1/1/21-3/31/21)		(238,948)	—	(238,948)
NET LOSS attributable to noncontrolling interest	(19,475,390)	(9,072,294)	(105,910,737)	(15,803,234)
NET LOSS attributable to Stronghold Digital Mining, Inc	$(27,931,217)	$(8,182,092)	$(89,261,230)	$(11,213,147)
NET LOSS attributable to Class A common shareholders
Basic	$(0.74)	$(0.51)	$(3.45)	$(2.03)
Diluted	$(0.74)	$(0.51)	$(3.45)	$(2.03)
Weighted average number of Class A common shares outstanding
Basic	37,947,075	16,093,014	25,849,048	5,518,752
Diluted	37,947,075	16,093,014	25,849,048	5,518,752

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2022	December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(195,171,967)	$(27,255,329)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	47,235,344	7,607,721
Accretion of asset retirement obligation	49,576	—
Gain on extinguishment of PPP loan	(841,670)	(638,800)
Realized gain on sale of derivatives	(90,953)	—
Loss on disposal of fixed assets	2,511,262	—
Write-off of bad debts	—	244,924
Realized loss on sale of miner assets	8,012,248	—
Amortization of debt issuance costs	2,935,795	1,404,732
Stock-based compensation	13,890,350	4,015,324
Loss on debt extinguishment	40,517,707	—
Impairments on equipment deposits	17,348,742	—
Impairments on miner assets	40,683,112	—
Changes in fair value of warrant liabilities	(4,226,171)	1,143,809
Changes in fair value of forward sale derivative	(3,435,639)	116,488
Forward sale contract prepayment	970,000	—
Changes in fair value of convertible note	2,167,500	—
Other	2,217,458	—
(Increase) decrease in digital currencies:
Mining revenue	(58,763,565)	(12,494,581)
Net proceeds from sales of digital currencies	56,172,048	434,529
Impairments on digital currencies	8,339,660	1,870,274
(Increase) decrease in assets:
Accounts receivable	(8,725,271)	(1,176,239)
Prepaid insurance	6,908,215	588,808
Due from related parties	(5,671)	302,973
Inventory	(1,099,402)	(1,417,689)
Other assets	(603,963)	(2,619,911)
Increase (decrease) in liabilities:
Accounts payable	(3,093,265)	17,395,556
Due to related parties	(55,611)	268,182
Accrued liabilities	(180,943)	4,981,013
Other liabilities, including contract liabilities	(819,461)	147,835
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(27,154,535)	(5,080,381)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Panther Creek, net of cash acquired	—	(3,914,362)
Purchase of land	—	(21,439)
Purchase of reclamation bond	—	(26,712)
Proceeds from sale of equipment deposits	13,013,974	—
Purchases of property, plant and equipment	(70,935,935)	(122,640,861)
Equipment purchase deposits - net of future commitments	(13,656,428)	(130,999,398)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(71,578,389)	(257,602,772)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(76,119,454)	(16,283,900)
Repayments of financed insurance premiums	(4,598,592)	(2,590,788)
Proceeds from debt, net of issuance costs paid in cash	152,358,118	—
Proceeds from promissory note	—	39,100,000
Proceeds from equipment financing agreement	—	41,435,466
Proceeds from equipment financed	—	517,465
Proceeds from PPP loan	—	841,670
Proceeds from private placements, net of issuance costs paid in cash	8,599,440	96,786,629
Initial Public Offering proceeds, net of fees	—	131,537,789
Repayments of EIDL loan	—	(150,000)
Repayments of related-party debt	—	(2,024,250)
Buyout of Aspen Interest	—	(2,000,000)
Forward sale contract prepayment	—	7,000,000
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	80,239,512	294,170,081
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,493,412)	31,486,928
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	31,790,115	303,187
CASH AND CASH EQUIVALENTS - END OF PERIOD	$13,296,703	$31,790,115

Use and Reconciliation of Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, or changes in fair value of warrant liabilities in the period presented. See reconciliation below.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements furnished in our Form 10-K for the year ended December 31, 2022 to be filed later this week. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Further, forward-looking non-GAAP measures are based on information as of the date of this press release and are subject to change and the potential impact of other developments. These projections should not be relied upon as fact or as an accurate representation of future results, and their presentation is not intended to represent the actual results.

We have not reconciled non‐GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to the price of Bitcoin, Bitcoin network hash rate, electricity prices, plant outages, and power input costs, which are difficult to predict and subject to change. Accordingly, such reconciliations of non-GAAP forward-looking measures are not available without unreasonable effort.

STRONGHOLD DIGITAL MINING, INC.
RECONCILIATION OF ADJUSTED EBITDA (NON-GAAP)

	Three months ended,		Twelve months ended,
(in thousands)	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net Income (Loss) (GAAP)	$(47,407)	$(17,493)	$(195,172)	$(27,255)
Plus:
Interest expense	3,098	2,028	13,911	4,623
Depreciation and amortization	10,001	5,144	47,235	7,608
Loss on debt extinguishment	7,662	—	40,518	—
Impairments on miner assets	24,083	—	40,683	—
Impairments on equipment deposits	5,120	—	17,349	—
Impairments on digital currencies	163	1,404	8,340	1,870
One-time non-recurring expenses[1]	473	5,283	15,254	7,070
Realized loss on sale of miner assets	—	—	8,012	—
Changes in fair value of convertible note	—	—	2,168	—
Stock-based compensation	4,767	2,769	13,890	4,015
Loss on disposal of fixed assets	280	—	2,511	—
Realized gain on sale of derivative contract	—	—	91	—
Gain on extinguishment of debt	—	—	(842)	(639)
Realized gain on sale of digital currencies	(166)	—	(1,102)	(150)
Changes in fair value of forward sale derivative	—	116	(3,436)	116
Changes in fair value of warrant liabilities	(2,924)	1,045	(4,226)	1,144
Accretion of asset retirement obligation	31	—	31	—
Adjusted EBITDA (Non-GAAP)[2]	$5,182	$296	$5,216	$(1,597)

1 Includes the following non-recurring expenses: out-of-the-ordinary major repairs and upgrades to the power plant, settlement expenses from terminating the Northern Data hosting agreement, legal fees related to the extinguishment of the NYDIG debt, and other one-time items.
2 Adjusted EBITDA has been retrospectively changed to conform with our current methodology of no longer excluding waste coal tax credits as these are a recurring benefit received relating to running the power plants.

Investor Contact:

Matt Glover or Alex Kovtun
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com